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                                                                   EXHIBIT 99(g)


                   CONSENT OF PERSON ABOUT TO BECOME DIRECTOR

    I hereby consent to being named as a person who will become a director and Chairman of the Board of Directors of Suiza Foods Corporation, a Delaware corporation ("Suiza"), in connection with the consummation of the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of April 4, 2001, by and among Suiza, Blackhawk Acquisition Corp., a Delaware corporation, and Dean Foods Company, a Delaware corporation, in the Registration Statement on Form S-4 to be filed by Suiza with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement") and to the filing of this consent as an exhibit to the Registration Statement.

                                          /s/ Howard M. Dean
                                          Howard M. Dean

Dated: August 10, 2001